Exhibit 4.1

AMENDMENT NO. 2 TO AMENDED RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) to the amended Rights Agreement (the “Rights Agreement”), effective as of January 18, 2005, by and between Rentech, Inc., a Colorado corporation (the “Company”), and Computershare Trust Company, N.A., successor in interest to Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”) is effective as of March 12, 2008.

RECITALS

WHEREAS, the Board of Directors has amended the Rights Agreement as set forth herein to increase the Beneficial Ownership threshold for a Person to become an Acquiring Person from 15% of the Company’s Common Shares to 17.5% of the Company’s Common Shares and to increase the threshold for a tender of exchange offer to trigger the issuance of Rights Certificates from 15% to 17.5%; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, this Amendment is entered into by the Company and the Rights Agent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Definitions.  Unless otherwise defined herein, all terms defined in the Rights Agreement have the same meaning when used herein.

2.           Amendment to Rights Agreement.

(a) Amendment to Section 1.  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is herby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 17.5% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any trust or other entity holding Common Shares for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, no Person shall become an “Acquiring Person” for any purpose of this Agreement: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 17.5% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 17.5% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; (ii) as the result of one or more acquisitions of Beneficial Ownership of Common Shares of the Company from the Company or any Subsidiary of the Company, which, together with Common Shares of the Company then Beneficially Owned by the Person, aggregate 17.5% or more of the Common Shares of the Company then outstanding, unless and until thereafter the Person acquires Beneficial Ownership of any additional Common Shares from anyone other than the Company or any Subsidiary of the Company and the Person’s aggregate Beneficial Ownership is 17.5% or more of the Common Shares of the Company then outstanding, in which event the Person shall become an “Acquiring Person”; (iii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a).

(b) Amendment to Section 2.  Section 2 of the Rights Agreement is hereby amended by adding the following at the end of the last sentence thereof:

“upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”

(c) Amendment to Section 3.  Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

Until the earlier of (i) the tenth day after the Share Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any trust or other entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any trust or other entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would Result in any Person becoming the Beneficial Owner of Common Shares aggregating 17.5% or more of the then outstanding Common Shares, irrespective of whether any shares are actually purchased pursuant to any such offer (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares.  As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate (a “Right Certificate”), evidencing one Right for each Common Share so held.  As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

(d)  Amendment to Section 21.  Section 21 of the Rights Agreement is amended to insert the following new sentence after the existing first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

(e)  Amendment to Section 21.  Section 21 of the Rights Agreement is further amended to insert the term “, along with its Affiliates,” prior to the term, “a combined capital and surplus of at least $20 million.”

(f) Amendment to Section 26.  Section 26 of the Rights Agreement is amended to delete the Rights Agent notice information in its entirety and replace it with the following:

“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: Client Services”

(g) Amendment to Rights Agreement.  The Rights Agreement is amended to insert the following new Section 35:

 “Force Majeure”.  Notwithstanding anything to the contrary contained herein, neither the Company nor the Rights Agent shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest (each, a “Force Majeure Condition”); provided, that such delayed or non-performing party shall use reasonable commercial efforts to resume performance as soon as practicable. If any Force Majeure Condition occurs that effects a party to this Agreement, the party delayed or unable to perform shall give notice to the other party as soon as practicable, stating the nature of the Force Majeure Condition and any action being taken to avoid or minimize its effect.”

3.           Full Force And Effect.  Except to the extent expressly provided in this Amendment, the terms and conditions of the Rights Agreement remain in full force and effect.

4.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

5.           Severability.  Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

6.           Governing Law.  This Amendment shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first above written.

RENTECH, INC.

By:  /s/ Colin Morris
     Name: Colin Morris
     Title: Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:  /s/ Ian Yewer
     Name: Ian Yewer
     Title: Branch President